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Exhibit 10.2

SECURED TERM NOTE

Loan Number 21-095

    June 29, 2001

    FOR VALUE RECEIVED, and intending to be legally bound, the undersigned, MISSOURI RIVER CORPORATION, a Delaware corporation ("Borrower"), promises to pay, in lawful money of the United States, to the order of HELLER HEALTHCARE FINANCE,  INC., a Delaware corporation, its successors and assigns ("Lender"), the initial principal sum of ELEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($11,500,000.00), together with the additional principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) if such additional sum is advanced pursuant to Section 1.f. below, or so much of such aggregate principal sum as shall have been advanced by Lender (collectively, the "Principal Sum") in accordance with the terms of this Secured Term Note (this "Note"), together with interest and other fees as further set forth in this Note, to be paid in accordance with the terms set forth below.

    1.  Principal and Interest.

    a.  If not sooner repaid, Borrower promises to pay to Lender the outstanding Principal Sum on June 30, 2005 (the "Maturity Date"). In addition, commencing on August 1, 2001 and continuing on the first day of each month thereafter, Borrower promises to make monthly payments of principal to Lender in the amount of $35,000.00 each. In the event that the Earnout Amount described in Section 1.f. below is advanced by Lender, such monthly principal payments shall continue to equal $35,000.00 each.

    b.  In addition to the repayment of the Principal Sum, Borrower promises to pay to Lender interest on the outstanding Principal Sum on a monthly basis from the date of this Note until the Maturity Date. Interest shall accrue at a fluctuating rate per annum compounded daily (on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBOR Rate (as hereinafter defined) plus four percent (4.00%) (the "Base Rate"), provided that (i) after an Event of Default has occurred, such rate shall be equal to the Base Rate plus four percent (4.00%) (the "Default Interest Rate"); and (ii) notwithstanding the foregoing, at no time shall the Base Rate be less than eight percent (8.00%).

    c.  For purposes of the foregoing, the term "LIBOR Rate" means the rate published each day in the Wall Street Journal for notes maturing three (3) months after issuance under the caption "Money Rates, London Interbank Offered Rates (LIBOR)". The LIBOR Rate for each month shall be fixed based upon the LIBOR Rate published prior to and in effect on the first business day of such month; provided, however, the Base Rate for June, 2001 shall be fixed based upon the LIBOR Rate published prior to and in effect on the first business day prior to the date of this Note (the "Closing Date").

    d.  Accrued interest shall be payable monthly in arrears on the first day of each month from August 1, 2001 and continuing through and including the Maturity Date. After maturity, and until the entire Principal Sum plus any other amounts due and unpaid hereunder shall be paid in full, without limiting any of Lender's other rights and remedies, all outstanding amounts of the Principal Sum shall bear interest, payable on demand, at the Default Interest Rate, but in no event shall the interest payable exceed the maximum lawful rate.

    e.  Borrower further promises to pay to Lender, within five (5) business days following demand therefor, any and all other sums and charges that may at the time become due and payable as specified under this Note, and all reasonable costs and disbursements in connection with the preparation of this

Note (including Lender's attorney's fees) and the closing of the loan evidenced hereby (the "Loan"), and in the collection of any payments due under this Note and in any action, suit or proceeding to protect, sustain or enforce the rights and remedies of Lender under this Note.

    f.   Borrower may request, and Lender may advance, an additional principal amount of $500,000.00 under this Note (the "Earnout Amount"), subject to satisfaction of the following conditions (as determined by Lender in its sole discretion): (i) no default has occurred under this Note or any other Loan Document (as hereinafter defined); (ii) no uncured default has occurred under either Facility Lease (as defined in Section 4(a)(I)(K) below); (iii) Borrower has maintained Net Operating Income (as defined in the Schedule 1(g) attached hereto and made a part hereof by this reference) with respect to the Facilities (as defined in Section 4(a)(i)(B) below) in a combined amount equal to at least $1,650,000.00 on an annualized basis for at least four consecutive calendar months; (iv) at the time of such request, Borrower shall demonstrate a Debt Service Coverage Ratio (as defined in Schedule 1 (g) attached hereto) of at least 1.10 to 1.00; (v) Borrower shall pay to Lender an additional fee equal to $5,000.00 (the "Earnout Fee"); and (vi) Borrower shall execute and deliver to Lender such amendments to this Note, the Mortgages and the other Loan Documents as may be required by Lender to evidence and secure the Earnout Amount.

    g.  In consideration of Lender's agreement to make the Loan, Borrower shall pay to Lender a commitment fee equal to $115,000.00, which amount shall be payable on the Closing Date and shall be payable from the Loan proceeds (the "Commitment Fee").

    h.  Amounts borrower hereunder and subsequently repaid may not be reborrowed.

    2.  Security; Release of Security.  Repayment of Borrower's obligations under this Note is secured by, among other things, (a) the Collateral defined and described in Section 7 of this Note, (b) Mortgages and the other Loan Documents described in Section 4 below, and (c) the Amendment to SNF Note and the Amendment to SNF Mortgages, both of which are described in Section 4 below.

    3.  Prepayment; Exit Fee.  Borrower may prepay all or any part of the Principal Sum outstanding at any time, provided Borrower gives Lender at least thirty (30) days prior written notice of its intent to prepay the Loan, and provided further that, at such time as the Loan is repaid in full or substantially in full, whether at maturity, upon prepayment, upon acceleration or otherwise, Borrower shall pay to Lender, in addition to all outstanding principal, accrued and unpaid interest, late charges, and all other amounts due under this Note (collectively with the Commitment Fee, the Exit Fee described in this paragraph, the "Obligations"), an exit fee equal to (i) $115,000.00 if Borrower elects not to increase the Loan by the Earnout Amount, or (ii) $120,000.00 if Borrower elects to increase the Loan amount by the Earnout Amount and Lender agrees to advance the Earnout Amount (such fee being hereinafter referred to as the "Exit Fee"). The Exit Fee shall be deemed earned by Lender on the date of execution and delivery of this Note. The obligation of Borrower to pay the applicable Exit Fee is evidenced by this Note and secured by the Mortgages and the other Loan Documents (as hereinafter defined).

    4.  Conditions to Borrowing; Accounting of Loan Advances.

    a.  Subject to the terms and conditions of this Note, Lender shall make available to Borrower the initial advance of the Principal Sum in immediately available funds not later than 4:00 P.M. (Maryland time) on the business day on which the following conditions precedent are satisfied (as determined by Lender):

      (i)  Borrower shall have executed and delivered to Lender, or caused to be executed and delivered to Lender, the following documents (collectively, the "Loan Documents"):

        (A) This Note;

        (B) The following security instruments (collectively, the "Mortgages"): (i) that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, of even date herewith made by Borrower in favor of Lender with respect to that facility known as Sunrise at Presque Isle Bay located in Erie, Pennsylvania (the "Presque Isle Facility"); and (ii) that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith made by Borrower in favor of Lender with respect to that facility known as Sunrise at Rocky River and located in Rocky River, Ohio (the "Rocky River", and together with the Presque Isle Facility, the "Facilities", and each a "Facility");

        (C) That certain Environmental Indemnity Agreements of even date herewith made by Borrower in favor of Lender (the "Environmental Indemnity Agreement");

        (D) That certain Assignment of Permits and Licenses of even date herewith made by Borrower in favor of Lender (the "Assignment");

        (E) INTENTIONALLY DELETED.

        (F) That certain Amendment No. 1 to Secured Term Note of even date herewith (the "Amendment to SNF Note") made by and among Lender, LTC-Jessup, Inc., LTC—Fort Valley, Inc. and LTC—Gardner (collectively, the "SNF Borrower") pursuant to which the SNF Borrower shall agree to cross collateralize and cross default the loan described in that certain Secured Term Note dated December 31, 1999 made by each SNF Borrower payable to Lender (as amended, modified and restated from time to time, the "SNF Note") in the original principal amount of $6,500,000.00 (the "SNF Loan") to the loan evidenced by this Note (the "Loan");

        (G) INTENTIONALLY DELETED.

        (H) Those certain amendments to the Mortgages described in the Amendment to SNF Note (the "SNF Mortgages") pursuant to which SNF Borrower shall grant liens and security interests in certain real and personal property to secure the Borrower's obligations hereunder;

        (I) All financing statements and other documents, certificates and agreements reasonably deemed necessary or appropriate by Lender to effectuate the transaction;

        (J) Each tenant of each Facility shall have delivered to Lender a Subordination and Attornment Agreement in form and substance satisfactory to Lender (collectively, the "Subordination Agreement"); and

        (K) True and complete copies of each executed lease agreement between Borrower and the applicable lessee (each a "Tenant") of each Facility (collectively, the "Facility Leases" and each a "Facility Lease"), together with true and complete copies of each Guaranty made by Sunrise Assisted Living, Inc. (the "Lease Guarantor") in favor of Borrower to guaranty each Facility Lease (collectively, the "Lease Guaranty"); and

        (L) INTENTIONALLY DELETED.

        (I) All other items set forth on the Lender's Closing Checklist previously delivered to Borrower.

      (ii) All representations, warranties and covenants contained in this Note or otherwise made in writing in connection with this Note or the other Loan Documents, by or on behalf of Borrower shall be true and correct in all material respects.

      (iii) No Event of Default shall have occurred or be continuing under this Note or any other Loan Documents; and

      (iv) Lender shall have received Uniform Commercial Code ("UCC"), judgment and tax lien searches with the Secretary of State and local filing offices of each jurisdiction where Borrower maintains a place of business, which searches yield results consistent with the representations and warranties contained in this Note.

    b.  Borrower hereby irrevocably authorizes Lender to disburse the proceeds of the Loan (less amounts payable by Borrower to Lender in connection with the closing of the Loan, including the Commitment Fee) by wire transfer to such bank account as may be designated by Borrower from time to time or elsewhere if pursuant to written direction from Borrower.

    c.  Lender shall enter all advances of the Principal Sum as debits to a loan account in the name of Borrower and shall also record as credits in the loan account all payments made by Borrower and all proceeds of Collateral that are indefeasibly paid to Lender, and may record in the loan account, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower, with respect to the extension of credit contemplated by this Note.

    d.  Lender will account to Borrower monthly with a statement of advances, charges and payments made pursuant to this Note, and the account rendered by Lender shall be deemed final, binding and conclusive upon Borrower absent manifest error, unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each such account is mailed to Borrower. Such notice shall be deemed an objection to those items specifically objected to in the notice.

    5.  Payment Office.  The outstanding Principal Sum, the interest on the Principal Sum, and any other amounts payable under this Note are payable in lawful money of the United States of America at the office of Lender 500 West Monroe, Chicago, Illinois 60661 Attention: Real Estate Financial Services, or at such other place as Lender may specify in writing to Borrower. Any payment by other than immediately available funds shall be subject to collection. Interest shall continue to accrue until the funds by which payment is made are available to Lender for its use. Any payment stated to be due on a day on which banks in Maryland are required or permitted to be closed for business shall be due and payable on the next business day (each such day, a "Business Day") and such extension of time shall be included in the computation of interest in connection with such payment. Borrower agrees that, each month, (a) each Tenant shall pay Minimum Rent due to Borrower pursuant to the provisions of the applicable Facility Lease directly to Lender; and (b) no later than 5 calendar days after Lender's receipt of the Minimum Rent, Lender shall remit to Borrower the difference between the amount delivered to Lender and the amounts due to Lender under the Loan Documents (provided such difference is positive). In the event that Tenant fails to deliver to Lender as and when due any monthly payment of Minimum Rent, and Borrower thereafter cures such default by advancing to Lender an amount equal to the monthly payment of principal and interest due under this Note, no later than five (5) business days after receipt by Lender of such Loan payment, Lender shall deliver to Borrower either (1) the monthly payment of Minimum Rent (assuming Tenant subsequently delivers to Lender the delinquent payment of Minimum Rent), or (2) written notice that Tenant has failed to deliver the delinquent payment of Minimum Rent.

    6.  No Presentment; Acceleration.  On the Maturity Date or upon the occurrence of an Event of Default (as defined in Section 12 below), the outstanding Principal Sum, accrued and unpaid interest on the Principal Sum, the applicable Exit Fee, all late charges and all other sums owed by Borrower to Lender in connection with this Note or the other Loan Documents shall immediately become due and payable. Borrower hereby expressly waives any presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest of any kind.

    7.  Security Agreement.

    a.  This Note shall constitute a security agreement as that term is used in the UCC and Borrower hereby grants to Lender, to secure the Obligations evidenced hereby and the SNF Borrower's obligations to Lender under the SNF Note), a security interest in all of the Borrower's right, title and interest (if any) in and to the following property (collectively, the "Collateral"):

      (i)  All of Borrower's now-owned and hereafter acquired or arising accounts, contract rights, general intangibles, chattel paper, documents and instruments, as such terms are defined in the

  UCC, including, without limitation, all obligations for the payment of money arising out of Borrower's sale of goods or rendition of services ("Accounts"), accounts receivable and rights to payment of every kind and description, and all of Borrower's contract rights, including (without limitation) its rights under the Lease Guaranty, chattel paper, documents and instruments with respect thereto, and all of Borrower's rights, remedies, security and liens, in, to and in respect of the Accounts, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, and credit and other insurance ("Account Debtor" means any person obligated on any Account of Borrower, including without limitation, any Insurer and any Medicaid/Medicare payor);

      (ii) All moneys, securities and other property and the proceeds thereof, now or hereafter held or received by, in transit to, in possession of, or under the control of Lender or a bailee or Affiliate of Lender, from or for Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Borrower's deposits (general or special), balances, sums and credits with Lender at any time existing ("Affiliate" means with respect to a specified person, any person directly or indirectly controlling, controlled by, or under common control with the specified person, including without limitation its stockholders and any affiliates. A person shall be deemed to control a corporation if the person possesses, directly or indirectly, the power to direct or cause the direction of the management and business of the corporation whether through the ownership of voting securities, by contract, or otherwise);

      (iii) All of Borrower's right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods;

      (iv) INTENTIONALLY DELETED;

      (v) All of Borrower's now owned and hereafter acquired or arising general intangibles and other property of every kind and description with respect to, evidencing or relating to its Accounts, accounts receivable and other rights to payment, including, but not limited to, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, information, software, records, and data, as the same relates to the Accounts;

      (vi) All of Borrower's other general intangibles (including, without limitation, any proceeds from insurance policies after payment of prior interests), patents, unpatented inventions, trade secrets, copyrights, contract rights, goodwill, literary rights, rights to performance, rights under licenses, choses-in-action, claims, information contained in computer media (such as data bases, source and object codes, and information therein), things in action, trademarks and trademarks applied for (together with the goodwill associated therewith) and derivatives thereof, trade names (excluding, however, the name "LTC" and derivations thereof), including the right to make, use, and vend goods utilizing any of the foregoing, and permits, licenses, certifications, authorizations and approvals, and the rights of Borrower thereunder, issued by any governmental, regulatory, or private authority, agency, or entity whether now owned or hereafter acquired, together with all cash and non-cash proceeds and products thereof;

      (vii) All of Borrower's now owned or hereafter acquired inventory of every description which is held by Borrower for sale or lease or is furnished by Borrower under any contract of service or is held by Borrower as raw materials, work in process or materials used or consumed in a business, wherever located, and as the same may now and hereafter from time to time be constituted, together with all cash and non-cash proceeds and products thereof;

      (viii)All of Borrower's now owned or hereafter acquired machinery, equipment, computer equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof;

      (ix) All cash and other property representing security deposits which are or may become refundable to residents of the Facilities from time to time ("Refundable Security Deposits"), together with any and all accounts in which such deposits are held;

      (x) The Property and/or the Mortgaged Property (as defined in the Mortgages); and

      (xi) The proceeds (including, without limitation, insurance proceeds) of all of the foregoing.

    b.  Upon the occurrence of an Event of Default under this Note or the other Loan Documents, in addition to all other rights, options, and remedies granted to Lender under this Note, the Mortgages, the SNF Mortgages, the SNF Note, or at law or in equity, may take any of the following steps:

      (i)  Declare the Loan to be immediately due and payable, and or declare the SNF Loan immediately due and payable;

      (ii) Exercise all other rights granted to it under this Note and all rights under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; and

      (iii) Exercise all rights and remedies under all Loan Documents now or hereafter in effect, including but not limited to:

        (A) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

        (B) The right to (by its own means or with judicial assistance) enter any of Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (c) below, without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action; and

        (C) To the extent applicable, the right to require Borrower at Borrower's expense to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender.

    c.  Borrower agrees that a notice received by it at least five (5) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition (unless a longer, non waivable period, is required by law). If permitted by applicable law, any perishable Collateral that threatens to decline rapidly in value or that is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral following an Event of Default (provided, however, this shall not constitute a waiver of Borrower's rights and remedies at law or equity).

    d.  Lender shall have the right to proceed against all or any portion of the Collateral to satisfy in any order the liabilities and obligations of Borrower to Lender under this Note and the other Loan Documents. All rights and remedies granted Lender under this Note or under any of the other Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Principal Sum, all interest, costs, expenses and other charges due under, and all other existing and future liabilities and obligations of Borrower to Lender under, this Note are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order.

    8.  Sources and Uses of Funds.  The sources and uses of the transaction contemplated hereunder are as follows:

Source	Amount	Use	Amount

Lender Loan	$11,500,000.00	Cash to Borrower	$11,325,000.00
		Heller Fee	$115,000.00
		Heller Closing Costs	$60,000.00

TOTAL:	$11,500,000.00	TOTAL:	$11,500,000.00

    9.  Representations.  Borrower hereby warrants and represents to Lender that:

    a.  Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, has the corporate power and authority to own its assets and transact the business in which it is engaged, and has obtained all certificates, licenses and qualifications required under all laws, regulations, ordinances, or orders of public authorities necessary to conduct business in which Borrower engages.

    b.  Borrower has full corporate power and authority to borrow the Loan and to enter into, execute, and deliver this Note, and to incur and perform its obligations under this Note and the other Loan Documents, all of which have been duly authorized by all necessary corporate action. No consent or approval of shareholders of, or lenders to, Borrower, and no consent, approval, filing or registration with any governmental authority is required as a condition to the validity of this Note or the other Loan Documents or the performance by Borrower of its obligations under this Note or the other Loan Documents.

    c.  This Note, when issued and delivered for value received, and all other Loan Documents constitute the valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

    d.  The execution and delivery by Borrower of this Note and the other Loan Documents do not, and the performance of Borrower's obligations under this Note and the other Loan Documents will not, violate, conflict with, constitute a default under, or result in the creation of a lien or encumbrance (other than a lien, security interest, charge or other encumbrance in favor of Lender) upon the property of Borrower under (i) any provision of Borrower's certificate of incorporation or bylaws, (ii) any provision of any law, rule or regulation applicable to Borrower, or (iii) any of the following (A) any indenture or other agreement or instrument to which Borrower is a party or by which Borrower or its property is bound, or (B) any judgment, order or decree of any court, arbitration tribunal, or governmental entity applicable to Borrower or Borrower's properties or assets.

    e.  There are no actions, suits, proceedings or investigations pending, including, without limitation, any condemnation proceeding, or, to the knowledge of Borrower, threatened, against or adversely affecting Borrower's properties or assets or the validity or enforceability of this Note or the other Loan Documents or the ability of Borrower to perform any obligations under this Note or the other Loan Documents. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court, arbitration tribunal or governmental authority having jurisdiction over Borrower.

    f.   The financial statements of LTC Properties, Inc. ("LTC Properties") as of March 31, 2001, certified by the chief financial officer of LTC Properties, which were previously delivered to Lender, are true, correct and complete and fairly present the financial condition of LTC Properties and the results of LTC Properties' operations and changes in financial condition as of the dates and for the periods referred to, and have been prepared in accordance with generally accepted accounting principles. There are no material unrealized or anticipated liabilities, direct or indirect, fixed or contingent, of LTC Properties as of the dates of such financial statements that are not reflected in the financial statements or the notes thereto. There has been no material adverse change in the business, properties, condition (financial or otherwise) of LTC Properties or Borrower since March 31, 2001. Borrower's fiscal year ends on December 31 Lender acknowledges its receipt and review of LTC Properties' Form 10-Q for the period ending March 31, 2001, which discloses, among other things, certain financial difficulties among certain of LTC Properties' lessees and borrowers.

    g.  Borrower is not in default under or with respect to any obligation in any respect that could be adverse to its business, operations, property or financial condition, or that could adversely affect the ability of Borrower to perform its obligations under this Note or the other Loan Documents. No Event of Default or event that, with the giving of notice or lapse of time, or both, could become an Event of Default, has occurred and is continuing.

    h.  Borrower has good and marketable title to its properties and assets, including the Collateral and the properties and assets reflected in the financial statements in described in paragraph (f) above, subject to no lien, mortgage, pledge, encumbrance or charge of any kind, other than those encumbrances approved by Lender and set forth in the pro forma title policies delivered to Lender by Chicago Title Insurance Company on the Closing Date (the "Permitted Encumbrances"). Borrower has not agreed or consented to cause any of its properties or assets, whether owned now or hereafter acquired, to be subject in the future (upon the happening of a contingency or otherwise) to any lien, mortgage, pledge, encumbrance or charge of any kind.

      i.   Borrower has filed, or has obtained extensions for the filing of, all federal, state and other tax returns which are required to be filed, and has paid all taxes shown as due on those returns and all assessments, fees and other amounts due as of the date hereof. All tax liabilities of Borrower are adequately provided for on Borrower's books. No tax liability has been asserted by the Internal Revenue Service or other taxing authority against Borrower for taxes in excess of those already paid.

      j.   The use of the proceeds of the Loan and Borrower's issuance of this Note will not, directly or indirectly, violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation Regulations U, T, or X of the Board of Governors of the Federal Reserve System. Borrower is not engaged in the business of extending credit for the purpose of the purchasing or carrying "margin stock" within the meaning of those regulations. No part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for such purpose.

      k.  Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of that Act.

      l.   Borrower is not in violation of any statute, rule or regulation of any governmental authority (including, without limitation, any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls). Borrower has obtained all licenses, permits, franchises, and other governmental authorizations necessary for the ownership of its properties and the conduct of its business. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar governmental authority and is in full compliance with all applicable rules and regulations of such commissions.

      m.  Except as described in the ESA Reports (as hereinafter defined), to Borrower's actual knowledge based solely on its review of the ESA Reports, (i) no use, exposure, release, generation, manufacture, storage, treatment, transportation or disposal of hazardous material has occurred or is occurring on or from any real property on which the Collateral is located (the "Premises") which is owned, leased or otherwise occupied by Borrower, or has occurred off the Premises as a result of any action of Borrower, (ii) all hazardous material used, treated, stored, transported to or from, generated or handled on the Premises, or off the Premises by Borrower, has been disposed of on or off the Premises by or on behalf of Borrower in a lawful manner, (iii) there are no underground storage tanks present on or under the Premises owned or leased by Borrower, and (iv) no other environmental, public health or safety hazards exist with respect to the Premises. Borrower covenants and agrees that any remediation reasonably required on any such property shall be promptly undertaken and completed within a reasonable period of time, all without any cost to Lender. As used herein, "ESA Reports" means the Phase I Environmental Site Assessment reports dated June 19, 2001 and prepared by EMG with respect to each Facility and delivered to Lender and Borrower.

      n.  The only places of business of Borrower, and the places where it keeps and intends to keep the Collateral and records concerning the Collateral, are at the addresses set forth in Schedule 9(n), which also lists the owner of record of each such property.

      o.  Borrower exclusively owns or possesses all the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses, and rights with respect to the foregoing necessary for the current and planned future conduct of its business, without any conflict with the rights of others. Borrower is not in default of any obligation or undertaking with respect to such intellectual property or rights.

      p.  LTC Properties owns all classes of the outstanding stock of Borrower.

      q.  Neither this Note nor any other Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained in this Note or in the other Loan Documents or such other documents not misleading. There is no fact known to Borrower that adversely affects or in the future may adversely affect the business, operations, affairs or financial condition of Borrower, or any of its properties or assets.

      r.  Borrower does not own or hold any equity or long-term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person. Borrower is not a party to any contract or agreement, or subject to any corporate restriction, which adversely affects its business.

      s.  Within five (5) years before the date of this Note, neither the business, property or assets, or operations of Borrower has been adversely affected in any way by any casualty, strike, lockout, combination of workers, or order of the United States of America or other governmental authority, directed against Borrower. There are no pending or threatened labor disputes, strikes, lockouts, or similar occurrences or grievances against Borrower or its business.

      t.   Within five (5) years before the date of this Note, Borrower has not conducted business under or used any other name (whether corporate, partnership or assumed). Borrower is the sole owner of all names listed on that Schedule and any and all business done and invoices issued in such names are Borrower's sales, business, and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Person or independent Affiliate.

      u.  Borrower is not engaged in any joint venture or partnership with any other Person.

      v.  Each Facility Lease is in full force and effect in the form attached to the Subordination Agreement.

    10.  Affirmative Covenants.  Borrower covenants and agrees that until this Note shall be repaid in full:

      a.  Financial Statements.  Borrower shall cause LTC Properties to furnish to Lender (i) within fifty (50) days after the end of each quarterly fiscal period of each fiscal year of LTC Properties, consolidated statements of income, balance sheet, and cash flow of LTC Properties on Form 10-Q as filed with the Securities and Exchange Commission, (ii) within ninety-five (95) days after the end of each fiscal year of LTC Properties, audited consolidated statements of income, balance sheet, and cash flow of LTC Properties on Form 10-K as filed with the Securities and Exchange Commission; (iii) within 50 days after the end of each fiscal quarter, operating statements with respect to each Facility; (iv) within fifty five (55) days after the end of each quarterly fiscal period of each fiscal year of the Lease Guarantor, consolidated statements of income, balance sheet, and cash flow of Lease Guarantor on Form 10-Q as filed with the Securities and Exchange Commission, (v) within one hundred (100) days after the end of each fiscal year of the Lease Guarantor, audited consolidated statements of income, balance sheet, and cash flow of the Lease Guarantor on Form 10-K as filed with the Securities and Exchange Commission; and (vi) such additional information, reports or statements as Lender may reasonably request from time to time. In connection with the delivery of the financial statements referred to in (i) and (ii) above, Borrower will also provide a compliance certificate in a form to be provided by Lender signed by an authorized officer stating that Borrower is in compliance with the Loan Documents and no default exists, or if any default exists, stating the nature and status thereof, and containing such other certifications as Lender may require.

      b.  Payments Hereunder.  Subject to Sections 5 and 10.r. hereof, Borrower will make all payments of principal, interest, fees, and all other payments required hereunder, under this Note, and under any other agreements with Lender to which Borrower is a party, as and when due. The provisions of Section 5 and 10.r. hereof shall not be construed to relieve the Borrower of its obligations to pay principal, interest and all other amounts due from time to time hereunder.

      c.  Existence, Good Standing, and Compliance with Laws.  Borrower will do or cause to be done all things necessary (i) to obtain and keep in full force and effect all corporate existence, rights, licenses, privileges, and franchises of Borrower necessary to the ownership of its property or the conduct of its business, and comply with all applicable present and future laws, ordinances, rules, regulations, orders and decrees of any Governmental Authority having or claiming jurisdiction over Borrower; and (ii) to maintain and protect the properties used or useful in the conduct of the operations of Borrower, in a prudent manner, including without limitation the maintenance at all times of such insurance upon its insurable property and operations as required by law or by subsection (e) below.

      d.  Taxes and Charges.  Borrower will (or cause Tenant to) timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower,

  or its income or profits or upon its properties or any part thereof, before the same shall be in default and prior to the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise which, if unpaid, might become a lien or charge upon the properties or any part thereof of Borrower; provided, however, that Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith and by appropriate proceedings by Borrower, as determined in the reasonable judgement of Lender, and Borrower shall have set aside on their books adequate reserve therefor; and provided further, that such deferment of payment is permissible only so long as Borrower's title to, and its right to use, the Collateral is not adversely affected thereby and Lender's lien and priority on the Collateral are not adversely affected, altered or impaired thereby.

      e.  Insurance.  Borrower will carry or cause to be carried adequate public liability, property, casualty, professional liability and business interruption/loss of rents insurance with responsible companies satisfactory to Lender in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area. Lender acknowledges that the insurance evidenced by the insurance certificates attached hereto as Exhibit A shall satisfy the requirements of this Section 10(e) and the requirements of Section 4(a) of the Mortgages.

      f.  General Information.  Borrower will furnish to Lender such information as Lender may, from time to time, request with respect to the business or financial affairs of Borrower, and permit any officer, employee or agent of Lender to visit and inspect any of the properties (subject to the rights of Tenant under the Facility Leases), to examine the minute books, books of account and other records, including management letters prepared by Borrower's auditors, of Borrower, and make copies thereof or extracts therefrom, and to discuss its and their business affairs, finances and accounts with, and be advised as to the same by, the accountants and officers of Borrower, all at such times and as often as Lender may reasonably require.

      g.  Maintenance of Property.  Borrower will cause each Tenant to maintain, keep and preserve the Collateral and the Facilities in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements to the Collateral and the Facilities.

      h.  Notification of Events of Default and Adverse Developments.  Borrower promptly will notify Lender upon obtaining actual knowledge of the occurrence of: (i) any Event of Default; (ii) any event which, with the giving of notice or lapse of time, or both, could constitute an Event of Default; (iii) any event, development or circumstance whereby the financial statements previously furnished to Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower; (iv) any judicial, administrative or arbitration proceeding pending against Borrower, and any judicial or administrative proceeding known by Borrower to be threatened against it which, if adversely decided, could adversely affect its condition (financial or otherwise) or operations (present or prospective) or which may expose Borrower to uninsured liability of $50,000.00 or more; (v) any default claimed by any other creditor for Borrowed Money of Borrower other than Lender; (vi) any other development in the business or affairs of Borrower which may be adverse, (vii) any default or event of default under any of the Facility Leases; in each case describing the nature thereof and (in the case of notification under clauses (i) and (ii)) the action Borrower proposes to take with respect thereto.

      i.  Employee Benefit Plans.  No employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations issued pursuant to ERISA that is maintained by Borrower or under which Borrower could have any material liability under ERISA (i) has failed to meet minimum funding standards established in Section 302 of ERISA,

  (ii) has failed to substantially comply with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, or (iii) has engaged in or been involved in a prohibited transaction (as defined in ERISA) under ERISA or under the Internal Revenue Code. Neither Borrower nor any member of a Controlled Group that includes Borrower has not assumed, or received notice of a claim asserted against Borrower or another member of the Controlled Group for, withdrawal liability (as defined in the Multi-Employer Pension Plan Amendments Act of 1980, as amended) with respect to any multi-employer pension plan. Borrower has timely made when due all contributions with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a material claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates.

      j.  Financial Records.  Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.

      k.  Places of Business.  Borrower shall give thirty (30) days' prior written notice to Lender of any change in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Collateral is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.

      l.  Business Conducted.  Borrower shall continue in the business presently conducted by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately prior to the Closing Date, or engage in business or lines of business which are not reasonably related thereto.

      m.  Litigation and Other Proceedings.  Upon obtaining actual knowledge thereof, Borrower shall give prompt notice to Lender of any threatened litigation, arbitration, or other proceeding before any Governmental Authority against or affecting Borrower if the amount claimed is more than $50,000.00.

      n.  Licensure; Medicaid/Medicare Cost Reports.  If Borrower assumes operational control of either or both of the Facilities, Borrower will maintain all certificates of need, provider numbers and licenses necessary to conduct its business as currently conducted, and take any steps required to comply with any such new or additional requirements that may be imposed on providers of medical products and services. Otherwise, Borrower will cause Tenant to maintain, all certificates of need, provider numbers and licenses necessary to conduct its business as currently conducted, and take any steps required to comply with any such new or additional requirements that may be imposed on providers of medical products and services.

      o.  Visits and Inspections.  Subject to the rights of Tenant under the Facility Leases, Borrower agrees to permit representatives of Lender, from time to time, as often as may be reasonably requested, but, so long as no default has occurred, not more than four (4) times per year and only during normal business hours, to visit and inspect the properties of Borrower, and to inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's business, assets, liabilities, financial condition, business prospects and results of operations.

      p.  Further Assurances.  Borrower will (or shall cause Tenant to) defend its title to the Collateral against all persons and will, upon request of the Lender, (i) furnish such further assurances of title as may reasonably be required by the Lender, (ii) deliver and execute or cause to be delivered and executed, in form and content satisfactory to the Lender, any financing statements, notices, certificates of title, and other documents and pay the cost of filing or recording the same in all public offices deemed necessary by the Lender, as well as any recordation, documentary, or transfer tax required by law to be paid in connection with such filing or recording, and (iii) do such other acts as the Lender may reasonably request in order to perfect, preserve, maintain, or continue the perfection of the Lender's security interest in the Collateral and/or its priority.

      q.  Single Purpose Entity.  Borrower will at all times continue to be a Single Purpose Entity (as hereinafter defined). Borrower will at all times continue to comply with the provisions of its articles of incorporation and its bylaws, and with all customary formalities regarding the existence of Borrower as a corporation. Borrower will at all times continue to accurately maintain its financial statements, accounting records and other corporate documents separate from those of any affiliate of Borrower and any other Person. Borrower will not at any time commingle its assets with those of any affiliate of Borrower or any other Person. Borrower at all times will continue to accurately maintain its own bank accounts and separate books of account. Borrower at all times will continue to pay its own liabilities from its own separate assets. Borrower will at all times continue to identify itself under Borrower's own name and as a separate and distinct entity in all dealings with the public and other Persons. Borrower will not at any time identify itself as being a division or a part of any other entity. Borrower will not at any time identify any affiliate of Borrower as being a division or part of Borrower. Notwithstanding the foregoing to the contrary, provided no Event of Default has occurred more than two (2) times, the provisions of this Section shall not prohibit Borrower from transferring funds to LTC Properties after payment of its obligations to Lender.

      r.  Payment of Rent.  Borrower shall at all times direct each Tenant to pay Minimum Rent (as defined in the Facility Leases) due to Borrower pursuant to the applicable Facility Lease directly to Lender in accordance with the provisions of the Subordination Agreement.

11. Negative Covenants.

    Borrower covenants and agrees that until this Note shall be repaid in full:

      a.  Borrowing.  Borrower will not create, incur, assume or suffer to exist any liability for borrowed money except: (i) indebtedness to Lender; (ii) indebtedness of Borrower secured by mortgages, encumbrances or liens expressly permitted by Lender; (iii) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are recognized in Borrower's accounting system and not aged more than one hundred twenty (120) days from the billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants; and (iv) unsecured borrowings incurred in the ordinary course of its business and not exceeding $500,000 in the aggregate outstanding at any one time. Borrower will not make prepayments on any existing or future indebtedness for borrowed money in excess of $100,000 to any third person or entity (other than Lender, to the extent permitted by this Note or any subsequent agreement between Borrower and Lender).

      b.  Liens and Encumbrances.  Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind (including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, Borrower's ownership interest in any of the Collateral, whether now owned or hereafter acquired.

      c.  Merger, Acquisition, or Sale of Assets.  Borrower will not, without prior written notice to, and the prior written consent of Lender: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets, or the capital stock of Borrower or any subsidiary of Borrower, whether now owned or hereafter acquired; or (iv) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person. Borrower shall not (a) create any new ownership interest in Borrower, or (b) transfer (i) any or all of the Mortgaged Property (as defined in the Mortgages), or any interest therein, or (ii) any ownership interest in Borrower (including any interest in the profits, losses or cash distributions in any way relating to the Mortgaged Property or of Borrower), or (iii) the beneficial interests of LTC Properties in Borrower which would result in LTC Properties owning less than fifty one percent of the total beneficial interests in Borrower.

      d.  Sale and Leaseback.  Borrower will not, directly or indirectly, enter into any arrangement whereby Borrower sells or transfers all or any part of its assets and thereupon and within one year thereafter rents or leases the assets so sold or transferred without the prior written notice to, and the prior express written consent of, Lender, which consent shall not be unreasonably withheld.

      e.  Dividends, Distributions, and Management Fees.  Borrower will not purchase, redeem or otherwise acquire for value any of its outstanding stock now or hereafter outstanding, or return any capital of its stockholders, or pay any management fees or fees of a similar nature to any person other than such amounts as may be approved by Lender from time to time. Following an Event of Default, Borrower will not make, declare or pay any dividends or distributions with respect to any of its stockholders. Notwithstanding the foregoing, provided no Event of Default has occurred more than two (2) times, the provisions of this Section shall not prohibit Borrower from transferring funds to LTC Properties after payment of its obligations to Lender.

      f.  Subsidiaries.  Borrower does not have, and will not form, any subsidiary, or make any equity investment in or any loan in the nature of an equity investment to, any other person, without the prior written consent of Lender, which consent shall not be unreasonably withheld.

      g.  Transactions with Affiliates and Subsidiaries.  Without the prior written consent of Lender, which consent shall not be unreasonably withheld, Borrower will not enter into any transaction, including without limitation the purchase, sale, or exchange of property, or the lending or giving of funds to any Affiliate or subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm's length transaction with any Person not an Affiliate or subsidiary, and so long as the transaction is not otherwise prohibited under this Note. Leases to Affiliates with rent payments greater than the debt payments due hereunder shall be deemed arms length transactions, provided, however, the entering into any lease agreement with respect to any of the Facilities shall be subject to Lender's consent. The term "Person" means an individual, partnership, corporation, trust, joint venture, joint stock company, limited liability company, association, unincorporated organization, governmental authority, or any other entity.

      h.  Change in Capital Structure.  LTC Properties and Borrower agree that there shall occur no change in Borrower's capital structure as set forth in Section 9.p. hereof without the prior written consent of Lender, which consent shall not be unreasonably withheld. Borrower and LTC Properties agree that LTC Properties shall not sell, transfer, pledge, hypothecate or otherwise dispose of any or all of the capital stock of the Borrower, it being understood by both parties that Lender would not agree to make the Loan without such agreement from both Borrower and LTC Properties.

      i.  Contracts and Agreements.  Borrower will not become or be a party to any contract or agreement which would breach this Note, or breach any other instrument, agreement, or document to which Borrower is a party or by which it is or may be bound.

      j.  Compliance with ERISA.  Borrower will not permit with respect to any Plan covered by Title IV of ERISA any Prohibited Transaction or any Reportable Event.

      k.  License.  In the event that Borrower ever assumes operational control of either or both Facilities (rather than the Tenant), Borrower will not amend, alter, transfer, suspend or terminate such license in any material way, without the prior written consent of Lender.

      l.  Use of Lender's Name.  Borrower will not use Lender's name (or the name of any of Lender's affiliates) in connection with any of its business operations. Borrower may disclose to third parties that Borrower has a borrowing relationship with Lender. Nothing contained in this Note is intended to permit or authorize Borrower to make any contract on behalf of Lender.

      m.  Truth of Statements and Certificates.  Borrower will not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

      n.  Facility Leases.  Borrower will not terminate, assign, amend, modify or declare a default under any of the Facility Leases without the prior written consent of Lender, which consent may be withheld in Lender's sole discretion; provided, however, Lender shall respond to Borrower's written request for consent to any proposed action of Borrower with respect to the Facility Leases within fifteen (15) business days of Lender's receipt thereof, and failure by Lender to respond (whether in writing or verbally) within such time frame shall be construed as Lender's consent to Borrower's request.

    12.  Events of Default.  The following events are each an "Event of Default" under this Note:

    a.  Borrower fails to make any payment of principal when due or fails to make any payment of interest, fees or other amounts owed to or for the account of Lender under this Note and such payment remains unpaid for five (5) business days after written notice to Borrower and Tenant of such failure; or

    b.  Borrower has made any representations or warranties in this Note, the other Loan Documents, any financial statement delivered to Lender or otherwise in connection with this Note or the related transaction that contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Note or in such document or financial statement not misleading; or

    c.  Borrower shall fail to perform or observe, or cause to be performed or observed, any other term, obligation, covenant, condition or agreement contained in this Note or the other Loan Documents (i.e., other than any obligation of payment) and any such failure shall have continued for a period of thirty (30) days after written notice of such failure; provided however: (I) if such default is a result of Tenant's failure to perform an obligation under a Facility Lease (other than a monetary obligation to pay rent, taxes, and insurance, and other than the obligation to maintain the Facility license (as set forth in Section 10(n) above), and other than the obligation not to commit material waste or abandonment of the Mortgaged Property), in addition to the cure period provided to Tenant to cure such default, Borrower shall have an additional cure period of fifteen (15) days to cure such defaults before such default shall constitute an Event of Default; and (II) if such default is a result of Tenant's failure to pay taxes or insurance (provided such failure does not result in a lapse of insurance or a lien on the Mortgaged Property), in addition to the cure period provided to Tenant in the Facility

Lease, Borrower shall have an additional cure period of ten (10) days to cure such default before such default shall constitute an Event of Default; or

    d.  Borrower shall (i) apply for, or consent in writing to, the appointment of a receiver, trustee or liquidator; or (ii) file a voluntary petition seeking relief under the Bankruptcy Code, or be unable, or admit in writing Borrower's inability, to pay their debts as they become due; or (iii) make a general assignment for the benefit of creditors; or (iv) file a petition or an answer seeking reorganization or an arrangement or a readjustment of debt with creditors, apply for, take advantage, permit or suffer to exist the commencement of any insolvency, bankruptcy, suspension of payments, reorganization, debt arrangement, liquidation, dissolution or similar event, under the law of the United States or of any state in which Borrower is a resident; or (v) file an answer admitting the material allegations of a petition filed against Borrower in any such bankruptcy, reorganization or insolvency case or proceeding or (vi) take any action authorizing, or in furtherance of, any of the foregoing; or

    e.  Either (i) an involuntary case is commenced against Borrower and the petition is not contested within ten (10) days or is not dismissed within sixty (60) days after the commencement of the case or (ii) an order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Borrower bankrupt or insolvent, or appointing a receiver, trustee or liquidator of Borrower or of all or substantially all of the assets of Borrower and the order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days or shall not be discharged within ten (10) days after the expiration of any stay of such order, judgment, or decree; or

    f.   Any obligation of Borrower for the payment of borrowed money in excess of $100,000 in the aggregate is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation, or there shall have occurred an event that, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable; or

    g.  One or more final judgments against Borrower or attachments against its ownership interest in its property not fully and unconditionally covered by insurance in excess of $100,000 in the aggregate, or any attachment against the Collateral or Borrower's ownership interest in the Facilities, shall be rendered by a court of record and shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of twenty (20) days; or

    h.  An Event of Default occurs under any of the Environmental Indemnities, the Mortgages, the Subordination Agreement, the SNF Note, the SNF Mortgages or any of the other loan documents evidencing and/or securing the SNF Loan, whether now existing or hereafter executed; or

    i.   Borrower ceases any material portion of its business operations as presently conducted; or

    j.   Borrower modifies, amends, assigns or terminates a Facility Lease without Lender's prior written consent, or Borrower declares a default under, or pursues its remedies under, a Facility Lease without Lender's prior written consent; or

    k.  There shall occur a default under either Lease Guaranty, or Tenant shall fail to pay all or any portion of Minimum Rent due under the applicable Facility Lease within the applicable cure period set forth therein.

    13. Lender's Rights.

    a.  Upon the occurrence of an Event of Default, Lender may, in addition to its rights and remedies set forth in Sections 6 and 7 above, proceed, to the extent permitted by law, to protect and enforce its rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of Lender, including any and all rights and remedies of Lender under the

Mortgages, the SNF Note, the SNF Mortgages, the Subordination Agreement and/or the other Loan Documents. No right or remedy in this Note, the other Loan Documents or in other agreement or instrument to the benefit of Lender is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given under this Note or now or hereafter existing at law or in equity or by statute or otherwise. Without limiting the generality of the foregoing, if the outstanding Principal Sum, or any of the other obligations of Borrower to Lender shall not be paid when due, Lender shall not be required to resort to any particular security, right or remedy or to proceed in any particular order of priority, and Lender shall have the right at any time and from time to time, in any commercially reasonable manner and in any order, to enforce its security interests with respect to the Collateral, liens, rights and remedies, or any of them, as it deems appropriate in the circumstances, and apply the proceeds of any Collateral to such obligations of Borrower as it determines in its sole discretion.

    b.  If an Event of Default has occurred as provided above and Borrower has not paid the all amounts outstanding, including all principal, together with interest accrued on such amounts, upon demand by Lender, then Borrower shall pay to Lender interest on such outstanding amounts at a rate per annum equal to the Default Interest Rate from the date such outstanding amounts are due until the date this Note is paid in full. Borrower promises to pay all reasonable costs of collection, including reasonable attorneys' fees, if this Note is referred to an attorney for collection after the Event of Default.

    14.  No Defenses.  Borrower's obligations under this Note shall not be subject to any set-off, counterclaim or defense to payment that Borrower now has or may have in the future.

    15.  No Waiver.  No failure or delay on the part of Lender in exercising any right, power or privilege under this Note or the other Loan Documents, nor any course of dealing between Borrower and Lender, shall operate as a waiver of the right, power or privilege, nor shall a single or partial exercise of any right, power or privilege preclude any other or further exercise of, or the exercise of any other, right, power or privilege.

    16.  Writing Required.  No modification or waiver of any provisions of this Note or any other Loan Documents, and no consent to any departure by Borrower, shall in any event be effective, without respect to any course of dealing between the parties, unless the modification or waiver shall be in a writing executed by Lender and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall thereby entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

    17.  Usury Limitation.  Notwithstanding anything contained to the contrary in this Note, Lender shall never be entitled to receive, collect or apply as interest any amount in excess of the maximum rate of interest permitted to be charged by applicable law. If Lender receives, collects or applies as interest any such excess, the amount that would be excessive interest shall be applied to the reduction of the Principal Sum; and if the Principal Sum is paid in full, any remaining excess shall be paid to Borrower. In determining whether or not the interest paid or payable in any specific case exceeds the highest lawful rate, Lender and Borrower shall to the maximum extent permitted under applicable law: (i) characterize any non-principal payment as an expense, fee or premium rather than as interest; and (ii) "spread" the total amount of interest throughout the entire term of the obligation so that the interest rate is deemed to have been uniform throughout the entire term.

    18.  Notices.  Any notice or demand given under this Note shall be given by delivering it, sending by telecopier (with a confirming copy by regular mail), or by mailing it by certified or registered mail, postage prepaid, return receipt requested, or sent by prepaid overnight courier service addressed to Borrower at: LTC Properties, Inc., 300 Esplanade Drive, Suite 1860, Oxnard, CA 93030, Attention: Andre C. Dimitriadis, Telephone: (805) 981-8655, Telecopier: (805) 981-8663, with a copy to the Legal

Department at the same address, Telephone: (805) 981-3611, Telecopier: (805) 981-3616, or at such other place as Borrower may specify in writing to Lender. Any notice to be given to Lender under this Note shall be given by personally delivering it, sending by telecopier (with a confirming copy by regular mail), or mailing it by certified or registered mail, return receipt requested, or sent by prepaid overnight courier service, addressed to Lender at: Wisconsin Circle, Fourth Floor, Chevy Chase, Maryland 20815 Attention: Real Estate Portfolio Management Group—Telephone: (301) 961-1640, Telecopier: (301) 664-9866, with a copy to Diana Pennington, Chief Counsel, Senior Living Group, Heller Financial, c/o Akin, Gump, Strauss, Hauer & Feld, LLP, 816 Congress Avenue, Suite 1900, Austin, Texas 78701, Telephone: (512) 703-1158, Telecopier: (512)505-5487, or at such other place as Lender may specify in writing to Borrower. Each party may designate a change of address by notice to the other given in accordance with this Section 18 at least fifteen (15) days before such change of address is to become effective. A notice given under this Note shall be deemed received upon receipt if it is personally delivered or sent by telecopier or overnight courier service and five (5) days after it is deposited in the U.S. mail if it is sent by certified mail, return receipt requested.

    19.  Section Headings.  The headings of the several paragraphs of this Note are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision.

    20.  Severability.  If any term, provision, covenant or condition of this Note or the application of such term, provision, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Note and the application of such term, provision, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, provision, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term, provision, covenant or condition is invalid, illegal or unenforceable, Lender may, but is not obligated to, advance funds to Borrower under this Note until Borrower and Lender amend this Note so as to effect the original intent of the parties as closely as possible in a valid and enforceable manner.

    21.  Survival of Terms.  All covenants, agreements, representations and warranties made in this Note or in any financial statements delivered pursuant to this Note shall survive Borrower's execution and delivery of this Note to Lender and shall continue in full force and effect so long as this Note or any other obligation under this Note shall be outstanding and unpaid or any other obligation of Borrower to Lender or its affiliates under this Note shall remain unperformed.

    22.  Indemnity.  Borrower hereby agrees to indemnify and hold harmless Lender, its partners, officers, agents and employees (collectively, "Indemnitee") from and against any liability, loss, cost, expense, claim, damage, suit, action or proceeding ever suffered or incurred by Lender (including reasonable attorneys' fees and expenses) arising from Borrower's failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under this Note or from the breach of any of the representations or warranties contained in this Note, unless caused solely by the gross negligence or willful misconduct of Lender. In addition, Borrower shall defend Indemnitee against and save it harmless from all claims of any Person with respect to the Collateral. Notwithstanding any contrary provision in this Agreement, the obligations of Borrower under this Section 22 shall survive the payment in full of the all obligations under this Note and the termination of this Note.

    23. INTENTIONALLY DELETED.

    24.  Governing Law; Consent to Jurisdiction.  THIS NOTE IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT RESPECT TO ANY OTHERWISE APPLICABLE CONFLICTS-OF-LAWS PRINCIPLES, BOTH AS TO INTERPRETATION AND PERFORMANCE, AND THE PARTIES EXPRESSLY CONSENT AND AGREE TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF

MARYLAND AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND AND TO THE LAYING OF VENUE IN MARYLAND, WAIVING ALL CLAIMS OR DEFENSES BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, INCONVENIENT FORUM OR THE LIKE. BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS BY MAILING A COPY OF THE SUMMONS TO BORROWER, BY CERTIFIED OR REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER'S ADDRESS SET FORTH IN SECTION 18 ABOVE. BORROWER FURTHER WAIVES ANY CLAIM FOR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY LENDER IN GOOD FAITH.

    25.  Waiver of Trial by Jury.  EACH OF BORROWER AND LENDER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUES TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH OF BORROWER AND LENDER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS NOTE TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS NOTE, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, EACH OF BORROWER AND LENDER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

    26. Exculpation.

    a.  No affiliate of Borrower, including all parents, subsidiaries and other affiliates of Borrower (the "Affiliates"), including all officers and directors of the Borrower or the Affiliates shall have any responsibility or liability for the payment or performance of any obligations or duties under this Note or any other agreement or transaction provided or contemplated in the Loan Documents.

    b.  Subject to subsection (c) below, Borrower shall not be personally liable to pay the Loan, or any other amount due, under the Loan Documents, and Lender agrees to look solely to the Collateral and any other collateral heretofore, now or hereafter pledged by any party to secure the Loan.

    c.  Notwithstanding the exculpation set forth in subsection (b) above, LTC Properties and Borrower, jointly and severally, shall be personally liable for:

      (i)  all losses, damages, costs and expenses including attorneys' fees incurred by Lender as a result of (x) any failure after the occurrence and during the continuance of any Event of Default (without benefit of any applicable grace or cure period), to apply any portion of the gross income of Borrower from the Facilities to the Loan or to customary operating expenses of the Facilities, or (y) fraud, misappropriation of any funds deriving from the Facilities or material misrepresentation; provided, however, that LTC Properties shall only be personally liable to Lender pursuant to this Section 26(c)(i) only to the extent of any funds received for the benefit of LTC Properties in violation of this Agreement; and

      (ii)   for repayment of the Loan and all other obligations of Borrower under the Loan Documents in the event of (x) any breach of the covenants of Sections 11(c) and 11(h) of this Note pertaining to transfers of interests.

      (iii)   INTENTIONALLY DELETED.

      (iv)   for repayment of the Loan, the Exit Fee and all other obligations of Borrower under the Loan Documents in the event of (A) any breach of the covenants of Sections 11(b) of this

  Note (to the extent of such lien) pertaining to additional encumbrances, (B) any change in control of Borrower, or (C) Borrower owning material assets other than the Facilities.

    d.  Notwithstanding the exculpation set forth in subsection (b) above, Borrower shall be personally liable for all losses, damages, costs and expenses including attorneys' fees incurred by Lender as a result of (i) any material waste of the Facilities by Borrower, (ii) any breach of any representation, warranty, covenant or obligation concerning Toxic Substances (as defined in the Environmental Indemnities) set forth in the Environmental Indemnities, and (iii) failure to keep the Facilities insured in accordance with the Loan Documents.

    The foregoing shall in no way limit or impair the enforcement against the Collateral or any other collateral security granted by the Loan Documents of any of the Lender's and remedies pursuant to the Loan Documents.

    27.  Release.  So long as no Event of Default has occurred under this Note or any of the Loan Documents, the Mortgages shall be released upon satisfaction in full of all of the following (as determined by Lender in its sole discretion):

    a.  all of the Borrower's obligations under this Note and the Mortgages, including (without limitation), all outstanding principal, accrued and unpaid interest and the Exit Fee, shall be paid to Lender;

    b.  the outstanding principal balance of the SNF Loan shall be reduced by $1,000,000.00;

    c.  the outstanding principal balance of the SNF Loan shall be reduced by an additional amount equal to the scheduled installments of principal paid by Borrower under this Note as of the release date; and

    d.  LTC Properties shall cause the SNF Borrowers to amend the SNF Loan to provide for monthly principal payments equal to $25,000.00 each.

    28.  Conflicts and Inconsistencies.  In the event of any conflicts or inconsistencies between the terms of this Note and any of the other Loan Documents, the terms of the Note shall govern and control.

[SIGNATURES ON FOLLOWING PAGE]

    IN WITNESS WHEREOF, the undersigned have executed this Secured Term Note as of the day and year first above written.

BORROWER:
MISSOURI RIVER CORPORATION, a Delaware corporation
By:
	Name:	Alex J. Chavez
	Title:	Senior Vice President and Treasurer

    LTC Properties, Inc. hereby joins in this Note with respect to Sections 10(a)(i), (ii) and (iv), 24, 25 and 26(c) hereof and acknowledges and agrees the representations and covenants undertaken by LTC Properties, Inc. herein are a material inducement to Lender making this Loan to Borrower and that Lender would not be making the Loan to Borrower without such representations and covenants.

LTC PROPERTIES, INC. a Maryland corporation
By:
	Name:	Wendy L. Simpson
	Title:	Chief Financial Officer

LIST OF SCHEDULES

Schedule 1(f) -	Definition of Net Operating Income and Debt Service Coverage Ratio
Schedule 9(n) -	Places of Business
Schedule 9(t) -	Trade Names

Schedule 1(f)
Definition of Net Operating Income and Debt Service Coverage Ratio
CALCULATION OF
NET OPERATING INCOME

    "Net Operating Income" means annualized Revenue less Expenses.

    "Revenue" means the lesser of (i) annualized Adjusted Actual Rent or (ii) annualized Monthly Effective Rent. In determining Revenue, the occupancy factor utilized shall be the lessor of (a) actual occupancy, or (b) an assumed ninety-three percent (93%) occupancy rate.

    "Adjusted Actual Rent" means (a) all amounts collected from tenants of the Project for the most current three (3) months, excluding corporate apartment income, pet fees, redecorating fees and other income (unless specifically included below), percentage rents, nonrecurring income and non-property related income and income from tenants (i) that are thirty (30) or more days delinquent, (ii) that are in bankruptcy (even if current), (iii) non-residential tenants whose leases terminate within six (6) months (as adjusted for space re-leased upon terms acceptable to Lender in its sole discretion) and (iv) that have been delinquent four (4) or more times during the past twelve (12) months, and (b) other revenue not to exceed ten percent (10%) of the amounts included in clause (a) above for laundry, vending, parking and other occupancy payments (but excluding late fees and interest income) based upon collections for the previous twelve (12) months.

    "Monthly Effective Rent" means an amount equal to (x) total rent due over the term of the leases less any payments or concessions which Lender, in its sole discretion, deems to be a rent concession, divided by (y) the total number of months in the leases.

    "Expenses" means all actual and customary operating expenses on a stabilized accrual basis for the previous twelve (12) month period (as reasonably adjusted by Lender), including, without limitation: (i) recurring expenses (e.g., tenant improvements, leasing commissions, carpeting replacement, appliance and drapery replacement and such other as solely determined by Lender), (ii) real estate taxes, (iii) management fees (whether paid or not) in an amount not less than five percent (5%) of effective gross income, and (iv) a replacement reserve (whether reserved or not) of not less than Three Hundred and No/100 Dollars ($300.00) per unit.

    Net Operating Income, and the elements thereof set forth above, shall be calculated in accordance with GAAP (to the extent GAAP is applicable to such calculations). The determination by Lender of the amount of Net Operating Income shall be conclusive, absent manifest error.

DEBT SERVICE COVERAGE RATIO

    "Debt Service Coverage Ratio" means the ratio of rent and other payments then being paid to Borrower pursuant to each Facility Lease to Debt Service, as hereinafter defined. "Debt Service" means the aggregate amount of all scheduled principal, interest and other payments due to Lender by Borrower pursuant to the provisions of this Note and all other Loan Documents calculated as of the date of the requested advance of the Earnout Amount.

Schedule 9(n)
Places of Business

1.
300 Esplanade Drive
Suite 1860
Oxnard, California 93030

2.
2160 Detroit Road
Rocky River, Ohio 93030

3.
1012 Bayfront Parkway
Erie, Pennsylvania 16502

QuickLinks

SECURED TERM NOTE
Loan Number 21-095